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                         HUTTIG BUILDING PRODUCTS, INC.
                         EVA INCENTIVE COMPENSATION PLAN


1.   Purpose.
     --------

     Huttig Building Products, Inc., a Delaware corporation (the "Company") has adopted an annual incentive compensation program based on the principles of Economic Value Added ("EVA") throughout the Company. The purpose of the EVA approach is to maximize stockholder value by aligning management's interests with those of stockholders and rewarding management for sustainable and continuous improvement in the business being managed.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places limits on the deductibility of the compensation paid to the executive officers who may be named in the compensation table of the Company's proxy statement ("Named Executive Officers") to the extent such compensation exceeds $1 million per calendar year for an individual unless the compensation meets requirements set forth in Section 162(m) and the regulations issued thereunder. This limit on deductibility does not apply to compensation paid to any other executive officer, business unit president, key business unit executive or other participant in the Company's incentive compensation programs.

     In order to preserve the deductibility of incentive compensation paid to Named Executive Officers in the future, the Company has created this EVA Incentive Compensation Plan (the "Plan") for the Company's executive officers and for any other employees who may become Named Executive Officers by reason of the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended. The Plan is intended to satisfy the specific requirements of
Section 162(m) of the Code, as outlined in regulations issued by the Internal Revenue Service. This Plan shall become effective upon the date of distribution of the Company's Common Stock to the stockholders of Crane Co. (the "Effective Date"). This Plan is intended to be, and shall be operated as, a successor to Crane Co.'s EVA Incentive Compensation Plan with respect to the participation of employees of the Company who were participating in such plan of Crane Co. immediately prior to the Effective Date.


2.   Administration.
     ---------------

     The Plan will be administered by the Organization and Compensation Committee of the Board of Directors (the "Committee"). The Committee's decisions in the administration of the Plan shall be final and binding on all parties.


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3.   Definition of EVA and Description of Formulae.
     ----------------------------------------------

     EVA is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed ("EVA Calculation"). The Plan will be formula driven. The primary EVA formula shall be for the Company as a whole but particular EVA formulas may be tailored by the Committee to the size and unique characteristics of the business unit or units for which a specific executive is responsible. The key elements of the EVA formula applicable to any executive will be the Cost of Capital (generally the cost of capital to the Company), the Return on Capital, the Amount of Capital employed in the business unit, the net operating profit of the unit after tax, and the prior year's EVA. Awards will be calculated on the basis of year-end results.

     Formulas may utilize both a percentage of the change in the EVA of the Company or a business unit from the prior year, whether positive or negative, plus a percentage of the positive EVA, if any, in the current year; the EVA award may be calculated for the entire Company or an entire business unit and an executive may receive a percentage of a unit's EVA award. When an executive is responsible for more than one business unit, a formula may be based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive or unit. The Committee has the discretion and authority to develop other EVA based formulae or goals for utilization pursuant to this Plan in future years. In any instance in which an executive participates in a unit EVA award in which a group of employees participates, the executive's percentage of the unit's EVA award will be specified.


4.   Procedure.
     ----------

     Before the beginning of each fiscal year, the Committee will establish and set forth in writing the EVA formula applicable to each executive and each potential Named Executive Officer of the Company for that year (including the percentage of any business unit EVA award in which he may participate). The Committee will retain discretion to revise formulas or an executive's percentage participation in any unit EVA award if the Committee deems it appropriate as circumstances develop during the year; provided, however, in the case of a Named Executive Officer, such revision may only have a negative effect on the amount of the Named Executive Officer's award for the year. As soon as is reasonably practicable after the year ends the Committee will review the EVA calculation, calculate the EVA award for each executive pursuant to the formula established at the beginning of the year (revised downward if the Committee so determines), and certify the EVA incentive compensation award for each executive to the Board of Directors.


5.   Bank Account and Payout.
     ------------------------

     After the EVA award for a particular executive has been determined, it will be credited whether positive or negative to the executive's account. The executive will then



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be paid, if the account remains positive, a specified percentage of the account balance in cash. The remainder of the account balance will represent that individual's "equity" in the account for future years. If EVA awards are or have been negative, an account balance may be negative. In such case, the executive will receive no incentive compensation until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company will add interest to a positive balance or charge interest on a negative balance at an appropriate money market rate. In the event an executive leaves the Company by reason of termination or resignation, his or her account balance will be treated as follows:


EVENT                                   DISPOSITION OF ACCOUNT BALANCE
-----                                   ------------------------------
- Terminate/quit                        Lose account balance

- Removed from plan/demotion            Account balance paid out in two
                                        equal installments on the second
                                        and third succeeding EVA payout
                                        dates

- Unit sold by Huttig                   Receive account balance in cash

- Retirement(1)/death/disability        Receive account balance in cash

- Unit spun off                         No payout; account balance
                                        continued with spun off company

- Huttig acquired                       Receive account balance in cash

- Transfer to another business unit     Account balance transfers with
                                        executive


     The entire account balance will become payable upon normal retirement (age
65), death, or disability, or a change-in-control. (The Committee will retain the discretion to pay the entire account balance upon early retirement.) For purposes of the Plan, the term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company's Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 20% or more of the Company's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the


-------------
1    Retirement is defined as normal retirement - age 65


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Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or (vi) individuals who, as of the Effective Date, constituted the Board of Directors of the Company (the "Board") generally and as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board. If it is determined that any payment of an account by the Company to an executive or Named Executive Officer by reason of a change-in-control is subject to the excise tax imposed by
Section 4999 of the Code, the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the payments.


6.   Plan Termination.
     -----------------

     The Board of Directors may modify, suspend or terminate the Plan at any time.